Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated as of November 16, 2011

by and between

GLOBAL AXCESS CORP

AND

ROCKY MOUNTAIN ATM, INC.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "Agreement"), is made and entered into as of November 16, 2011 (the “Effective Date”), by and between Global Axcess Corp, a Nevada corporation (“Purchaser”), and Rocky Mountain ATM, Inc., a Colorado corporation (“Seller”).  Seller and Purchaser are sometimes referred to together as, the “Parties,” and individually as, a “Party”).

RECITALS:

WHEREAS, Seller is party to that certain Amended and Restated ATM Space Lease dated September, 2011 (the “Kum & Go Contract”) by and between Seller and Kum & Go, L.C., (“Kum & Go”); and

WHEREAS, pursuant to the Kum & Go Contract, Seller has placed approximately 238 ATMs at Kum & Go locations, as described in Exhibit A (the “Locations”); and

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, Seller’s rights and interest in and to the Kum & Go Contract, and the ATMs placed at each of the Locations, together with the ancillary assets utilized with such ATMs, in each case, upon and pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE ISALE OF ASSETS AND CLOSING
1.01        Assets Transferred.  On the terms and subject to the conditions set forth in this Agreement, Seller hereby sells, transfers, conveys, assigns and delivers to Purchaser, and Purchaser hereby purchases, for the purchase price set forth below, the following assets of Seller (the "Assets"), free and clear of all Liens:

(a)           Contracts.  The Kum & Go Contract;

(b)           Equipment.  The ATMs listed in Exhibit B (the “Placed ATMs”);

(c)           Telephone Numbers.  Rights to the telephone numbers related to the Placed ATMs, as set forth in Exhibit C;

(d)           Communication Lines.  All communication lines connected to the Placed ATMs; and

(e)           Books and Records.  All Books and Records used or held for use relating to the Assets. Seller may retain a copy of the Books and Records for its records.

1.02        Liabilities.

(a)           Assumed Liabilities.  Purchaser hereby assumes and agrees to pay, perform and discharge when due obligations under the Kum & Go Contract, but only to the extent arising or accruing after the Closing Date (as defined below) (the “Assumed Liabilities”).  Except as set forth in the immediately preceding sentence, Purchaser is not assuming, and shall not be deemed to have assumed, any liabilities or obligations of Seller, and Seller agrees that Seller shall remain liable to pay, perform and discharge, all liabilities and obligations of Seller other than the Assumed Liabilities.

(b)           The Parties hereto expressly acknowledge and agree that, without limiting the generality of Section 1.02(a) above, Purchaser does not adopt or assume, and shall have no obligation to adopt or assume, and shall have no liability whatsoever to Seller, any employees of Seller, or any other person, with respect to any employee benefit plan currently maintained by, or contributed to, by Seller, or by which Seller is or ever has been bound, for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of Seller.

1.03        Purchase Price.  The total purchase price to be paid by Purchaser to Seller for the Assets (the “Purchase Price”) shall consist of, and be payable, as follows:

(a)           Five Hundred Thousand Dollars ($500,000), paid at the Closing (as defined below), in immediately available funds;

(b)           One Million Dollars ($1,000,000), to be paid on or after January 1, 2012 and on or prior to January 15, 2012 (the “Holdback”).  In the event Purchaser fails to pay the Holdback to the Seller prior to January 15, 2012 and such failure continues for a period of ten business days after written notice thereof is received by Purchaser, Seller may elect to seek specific performance of the terms of this Agreement and payment of the Holdback

1.04        Post-Closing Purchase Price Adjustment.  The Parties agree and acknowledge that the Purchase Price was determined on the assumption that Purchaser would acquire and continue to operate 238 active ATM sites under the Kum & Go Contract.  Accordingly, the Purchase Price will be adjusted (the “Purchase Price Adjustment”) as follows, based on the number of Active Sites (as defined below) under the Kum & Go Contract, or any successor to or replacement of the Kum & Go Contract, as of December 31, 2012:

(a)  If there are more than 238 Active Sites on December 31, 2012, Purchaser shall pay Seller, as additional purchase price, an amount equal to $6,300 for each Active Site in excess of 238;

(b)  If there are fewer than 238 Active Sites on December 31, 2012, Seller shall pay Purchaser, as a refund of a portion of the Purchase Price, an amount equal to $6,300 times the difference between 238 and the actual number of Active Sites.

For purposes of this Agreement, an “Active Site” shall mean an ATM location that is being operated by Purchaser under the Kum & Go Contract as of December 31, 2012 and as to which, as of such date, surcharges are being collected.  In addition, in calculating the number of Active Sites, any site as to which Kum & Go requires an ATM to be removed as a result of Purchaser’s breach of the Kum & Go Contract (or any successor to or replacement of the Kum & Go Contract) shall be included as an Active Site, even though the ATM is no longer operating at such location.

(c)  On or before January 10, 2013, Purchaser shall deliver to Seller details of the number of Active Sites as of December 31, 2012 (the “Report”).  Seller shall have ten days from the receipt of such Report to verify or question the accuracy thereof (the “Objection Period”).  In the event Seller objects to the Report, Seller shall, on or prior to the expiration of the Objection Period, deliver to Purchaser in writing specific details regarding such objection.  Such details shall include the location of any Active Sites not included in Report.  If Seller fails to make any objection within the Objection Period, the Report shall be deemed to be final and Seller or Purchaser, as applicable, shall pay the other the amount determined pursuant to Section 1.04(a) or (b) on or prior to January 31, 2013, in immediately available funds.  In the event that Seller provides a timely objection to the Report, Seller shall pay such amount that Seller agrees to be owed or, if applicable, Purchaser shall pay Seller the amount that Purchaser agrees to be owed, and the Parties shall use their reasonable good faith efforts to resolve such dispute within thirty days thereafter.  If they are unable to resolve such dispute within such thirty day period, either Party may bring suit for a determination of the appropriate Purchase Price Adjustment.  Any amount that is due but not paid on or prior to January 31, 2013, shall bear interest from January 31, 2013 until paid in full at the rate of twelve percent (12%) per annum.

1.05        Allocation of Purchase Price.  The Purchase Price shall be allocated as set forth in Exhibit D.  Each Party hereto agrees (i) to complete jointly and to file separately Form 8594 with its Federal income tax teturn consistent with such allocation and (ii) that no Party will take a position on any income, transfer or gains tax return, before any Governmental or Regulatory Authority charged with the collection of any such tax or in any judicial proceeding, that is in any manner inconsistent with the terms of such allocation without the consent of the other Party. Any adjustment that is made to the Purchase Price as a result of Section 1.04 hereof, shall be an adjustment to the portion of the Purchase Price allocated to the Kum & Go Contract.

ARTICLE IIREPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

2.01       Organization of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Colorado, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties used in its business. Seller is duly qualified, licensed or admitted to do business and is in good standing in the states of Iowa, Colorado, Wyoming, North Dakota, South Dakota, Minnesota and Montana, which are the only jurisdictions in which the ownership, use or leasing of the assets makes such qualification, licensing or admission necessary.

2.02       Authority; Execution.  Seller has full power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Seller of this Agreement and the other Operative Agreements to which it is a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite action of its Board of Directors and, if required, shareholders.  This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by the Seller, constitutes, and upon the execution and delivery by Seller of the Operative Agreements to which it is a party, such Operative Agreements, assuming the due authorization, execution and delivery of this Agreement and the Operative Agreements by Purchaser, will constitute, legal, valid and binding obligations of Seller enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to creditors rights and to general principles of equity.

2.03        No Conflicts.  The execution and delivery by Seller of this Agreement does not, and the execution and delivery by Seller of the Operative Agreements to which it is a party, the performance by Seller of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(a)         conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles or certificate of incorporation or bylaws of Seller;

(b)         conflict with or result in a material violation or breach of any term or provision of any Law or Order applicable to Seller or any of the Assets; or

(c)           (i) conflict with or result in a material violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a material default under, (iii) except as set forth on Schedule 2.03(c), require Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Seller or any of the Assets under any contract (including without limitation the Kum & Go Contract) or license to which Seller is a party or by which any of the Assets is bound.

2.04       Governmental Approvals and Filings.  No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

2.05       Financial Information.  The processing statements delivered to Purchaser related to revenue from the Placed ATMs for the periods from January 1, 2010 through August 31, 2011 are in all material respects true, correct and complete statements from such third party processor and accurately and correctly reflect in all material respects the revenues received by Seller from the Placed ATMs for such periods.

2.06       Absence of Changes.  Since August 31, 2011, there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change in the revenues expected from the Placed ATMs.

2.07       Legal Proceedings.  There are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened against, relating to or affecting Seller with respect to the Placed ATMs or any of the other Assets; and there are no Orders outstanding against Seller with respect to any of the Assets.

2.08       Compliance With Laws and Orders. Seller has operated the Assets at all times in material compliance with all Laws, and has not received any notice that it is, or has at any time within the last three (3) years been, in violation of or in default under any Law or Order applicable to the Assets.

2.09       Transferred Contracts.

The Kum & Go Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to creditors rights and to general principles of equity; and neither Seller nor, to the Knowledge of Seller, any other party to the Kum & Go Contract is, or has received notice that it is, in violation or breach of or default under the Kum & Go Contract (or with notice or lapse of time or both, would be in violation or breach of or default under the Kum & Go Contract) in any respect.  Seller has not received any notice, written or oral, that any other party to the Kum & Go Contract intends to terminate such contract.

2.10         Title; Condition of Equipment.  Seller has good and marketable title to the Assets free and clear of all Liens.  The Placed ATMs are located at the Locations, are each in good working condition, normal wear and tear excepted, and are suitable for their intended purposes.

2.11         Disclosure.  No representation or warranty of Seller in this Article 2 contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

2.12         Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any Person on behalf of Seller in a manner as to give rise to any valid claim by any Person against Purchaser for a finder’s fee, brokerage commission or similar payment.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents, warrants and covenants to Seller as of the date hereof and as of the Closing as follows:

3.01       Organization, Standing and Power.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and as contemplated by the transactions set forth in this Agreement.  On the Closing Date Purchaser will have full corporate power and authority to own, use and lease the Assets and will be duly qualified, licensed or admitted to do business and in good standing in such states where the ownership, use or leasing of the Assets makes such qualification, licensing or admission necessary.

3.02       Authority.  The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and the Operative Agreements by Seller, constitutes, and upon the execution and delivery by Purchaser of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to creditors rights and to general principles of equity.

3.03       No Conflicts.  The execution and delivery by Purchaser of this Agreement does not, and the execution and delivery by Purchaser of the Operative Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or by-laws of Purchaser;

(b) conflict with or result in a material violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its assets and properties; or

(c) (i) conflict with or result in a material violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a material default under, or (iii) except as set forth on Schedule 3.03(c), require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of any contract or license to which the Purchaser is a Party.

3.04       Governmental Approvals and Filings.  Except for the state sponsorship contemplated by Section 4.05, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

3.05       Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in a manner as to give rise to any valid claim by any Person against Seller for a finder’s fee, brokerage commission or similar payment.

3.06       Solvency and Capital Resources.  As of the date of this Agreement, Purchaser is solvent, and no proceedings have been threatened or commenced by or against Purchaser under any chapter of the federal bankruptcy laws or any state insolvency law.  Purchaser will maintain sufficient capital resources, or access to sufficient financing sources, to allow Purchaser to pay the Purchase Price to Seller hereunder.  Purchaser will notify Seller in writing within five (5) business days in the event it believes it will not have sufficient capital resources to make any payment hereunder.

3.07       Performance of Assumed Contracts.  From and after the Closing Date and until payment of the Holdback, Purchaser shall perform under the Kum & Go Contract in accordance with its terms and pay the Assumed Liabilities in a timely manner.

3.08       Disclosure.  No representation or warranty of Purchaser contained in this Article 3 contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV
CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the transactions contemplated herein, including, without limitation, the purchase of the Assets on the Closing Date shall be subject to the satisfaction, prior to or concurrently with the Closing, of each of the conditions set forth in this Article IV.

4.01       No Action or Proceeding.  No Order, action or proceeding shall be binding or pending, as the case may be, on the Closing Date before any court or administrative body for the purpose or effect of restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by this Agreement or recovering any damages or obtaining any other relief as a result of this Agreement or the transactions contemplated herein or as a result of any agreement entered into in connection with or as a condition precedent to the consummation thereof.

4.02       Accuracy of Seller’s Representations and Warranties.  The representations and warranties of Seller contained herein shall be true and correct in all material respects, and Purchaser shall have received a certificate to such effect executed by an officer of Seller.

4.03       Compliance with Obligations.  Seller shall have performed in all material respects all covenants, agreements and obligations to be performed by Seller pursuant to this Agreement at or prior to Closing.

4.04       Corporate Action by Seller.  All corporate action necessary to authorize the execution, delivery and performance of this Agreement by Seller shall have been duly and validly taken by Seller, and Purchaser shall have been furnished with copies of all resolutions adopted by the directors and, if required, shareholders of Seller in connection therewith, certified by the Secretary of Seller.

4.05       Wyoming State Sponsorship.  Purchaser shall have received state sponsorship in Wyoming permitting Purchaser to continue the operation of the Assets located in Wyoming.

4.06       Due Diligence.  Purchaser shall be satisfied, in its sole and absolute discretion, with the results of the Kum & Go Review conducted pursuant to Section X hereof.

4.07       Closing Deliveries.  Purchaser shall have received each of the items to be delivered by Seller pursuant to Section 6.02 hereof.

4.08       Consents.  Seller shall have obtained all consents of third parties required to consummate the transactions contemplated herein, without any modification to the Kum & Go Contract that is not approved by Purchaser in writing.

4.09       Financing Statements.  Seller shall have obtained the release of Assets from the UCC Financing Statements filed by Wells Fargo in Colorado (Number 2007F042944 filed April 26, 2007, and Number 2008F078146, filed August 5, 2008), and shall have provided evidence thereof to Purchaser.

ARTICLE V
CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated herein, including, without limitation, the sale of the Assets on the Closing Date shall be subject to the satisfaction, prior to or concurrently with the Closing, of each of the conditions set forth in this Article V.

5.01        No Action or Proceeding.  No Order, action or proceeding shall be binding or pending, as the case may be, on the Closing Date before any court or administrative body for the purpose or effect of restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by this Agreement or recovering any damages or obtaining any other relief as a result of this Agreement or the transactions contemplated herein or as a result of any agreement entered into in connection with or as a condition precedent to the consummation thereof.

5.02        Accuracy of Purchaser’s Representations and Warranties.  The representations and warranties of Purchaser contained herein shall be true and correct in all material respects and Seller shall have received a certificate to such effect executed by an officer of Purchaser.

5.03        Compliance with Obligations.  Purchaser shall have performed in all material respects all covenants, agreements and obligations to be performed by Purchaser pursuant to this Agreement at or prior to Closing.

5.04        Corporate Action by Purchaser.  All corporate action necessary to authorize the execution, delivery and performance of this Agreement by Purchaser shall have been duly and validly taken by Purchaser, and Seller shall have been furnished with copies of all resolutions adopted by the directors of Purchaser in connection therewith, certified by the Secretary of Purchaser.

5.05        Commitment Letter.  Seller shall have received a copy of a commitment letter from Fifth Third Bank to Purchaser, evidencing Purchaser’s financing of the Holdback.

5.06        Closing Deliveries.  Seller shall have received each of the items to be delivered by Purchaser pursuant to Section 6.03 hereof.

ARTICLE VI
CLOSING; CLOSING DELIVERIES; TERMINATION
6.01        Closing.  The closing of the transactions contemplated herein (the “Closing”) shall take place at 10:00 a.m., on November 21, 2011, or such other date and time as may be agreed to in writing by Seller and Purchaser (the “Closing Date”).  The Closing shall be held by exchange of documents via facsimile or overnight courier or at such location as may be acceptable to both Seller and Purchaser.

6.02       Seller Deliveries.  At the Closing, Seller shall deliver to Purchaser the following:

(a)           Transition Services Agreement, in substantially the form attached hereto as Exhibit E, duly executed by Seller (the “Transition Agreement”);

(b)           Non-solicitation Agreement, in substantially the form attached hereto as Exhibit F, duly executed by Seller;

(c)           Bill of Sale, in substantially the form attached hereto as Exhibit G;

(d)           Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit H, duly executed by Seller;

(e)           Secretary’s certificate, certifying Seller’s articles of incorporation and bylaws and approval of the transactions contemplated herein by Seller’s board of directors and shareholders, in form and substance reasonably satisfactory to Purchaser;

(f)           Good Standing Certificate of Seller from the Colorado Secretary of State dated within thirty days of the Closing Date; and

(g)           Such other documents of transfer as may be necessary to transfer the telephone numbers and any of the other Assets, and to perfect title therein in Purchaser.

6.03       Purchaser Deliveries.  At the Closing, Purchaser shall deliver to Seller the following:

(a)           The portion of the Purchase Price described in Section 1.03(a);

(b)           Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit H, duly executed by Purchaser;

(c)           Transition Services Agreement, duly executed by Purchaser; and

(d)           Secretary’s certificate, certifying Purchaser’s approval of the transactions contemplated, herein by Purchaser’s board of directors, in form and substance reasonably satisfactory to Seller.

6.04       Termination.

(a)      Termination of Agreement. Either of the Parties may terminate this Agreement as provided below:

(i) Purchaser and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) if Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, and has failed to cure such breach within ten business days after it has received written notice thereof, or (B) if the Closing shall not have occurred on or before November 21, 2011, because of any failure to satisfy any condition precedent under Article IV (unless the failed satisfaction results primarily from Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement), or (C) if Purchaser is not satisfied, in its sole and absolute discretion, with the results of the Kum & Go Review;

(iii) Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (A) if Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, and has failed to cure such breach within ten business days after it has received written notice thereof, or (B) if the Closing shall not have occurred on or before November 21, 2011, because of any failure to satisfy any condition precedent under Article V (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

(b)      Effect of Termination.  If either Party terminates this Agreement under Section 6.04(a)(i) through (iii) prior to Closing, all rights and obligations of the Parties shall terminate without any liability of either Party to the other Party, except for any liability to the other Party of a Party then in breach.

(c)      Remedies in the Event of Breach. Except as provided in Section 1.03(b), a non-breaching Party terminating this Agreement shall be entitled to pursue any and all rights and remedies, at law or in equity, available to that Party resulting from the breach of this Agreement.

(d)      Survival.  The provisions of Sections 1.03, 3.08, and 6.04 and Articles X and XI shall survive any termination of this Agreement.

ARTICLE VII
SURVIVAL OF REPRESENTATIONS, WARRANTIES,COVENANTS AND AGREEMENTS
7.01       Survival of Representations, Warranties, Covenants and Agreements.  Notwithstanding any right of Purchaser (whether or not exercised) to investigate the Assets or any right of any Party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other Party contained in this Agreement, Purchaser has the right to rely fully upon the representations and warranties of Seller contained in this Agreement.  The representations and  warranties of the Parties contained in this Agreement will survive the Closing for a period of eighteen (18) months (the “Survival Date”).  The covenants of the Parties shall survive indefinitely.

ARTICLE VIII
INDEMNIFICATION; POST-CLOSING OBLIGATIONS
8.01      Indemnification.

(a)           Subject to the other Sections of this Article VIII, Seller shall indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any material misrepresentation or breach of warranty on the part of Seller contained in this Agreement; (ii) any material nonfulfillment of or failure to perform any covenant or agreement on the part of Seller contained in this Agreement; (iii) any Loss suffered by Purchaser relating to the operation of the Assets by Seller prior to the Closing Date, and (iv) any failure of Seller to transfer the Assets to Purchaser free and clear of all Liens.  Purchaser shall have the right to setoff against the Holdback any amounts to which it is entitled pursuant to this Article VIII.

(b)           Subject to the other Sections of this Article VIII, Purchaser shall indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any material misrepresentation or breach of warranty on the part of Purchaser contained in this Agreement; (ii) any material nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement; (iii) any Loss suffered by Seller or the Seller Indemnified Parties relating to the operation of the Assets by Purchaser after the Closing Date, and (iv) any failure of Purchaser to pay the full Purchase Price to the Seller.

(c)           No Party shall have any indemnification obligation under this Agreement to any other Person, except for the Purchaser with respect to the payment of the Assumed Liabilities by the Purchaser, unless before the Survival Date such Party shall have received a Claim Notice or Indemnity Notice, as applicable, from the Person seeking indemnification.

(d)           Notwithstanding anything in this Agreement to the contrary, in no event shall the Seller’s total obligation to the Purchaser Indemnified Parties under this Agreement exceed, in the aggregate, the Purchase Price paid to the Seller.

8.02       Method of Asserting Claims.  All claims for indemnification by any Indemnified Party under Section 8.01 will be asserted and resolved as follows:

(a)           In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 8.01 is asserted against or sought to be collected from such Indemnified Party by a Person other than a Purchaser Indemnified Party (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party.  If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim, but only to the extent that the Indemnifying Party’s ability to defend has been irreparably prejudiced by such failure of the Indemnified Party.  The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 8.02 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(i)           If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 8.02(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be reasonably and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full by reason of this Section 8.02).  The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time subsequent to the delivery of a Claim Notice to the Indemnified Party and prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this Section 8.02(a)(i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest; and provided, further, that the Indemnified Party may choose separate counsel at the sole cost and expense of the Indemnifying Party in the event that a conflict of interest arises between the Indemnified Party and the Indemnifying Party.  The Indemnified Party may participate in, but not control, any defense or settlement (subject to the provisions in the first sentence of this Section 8.02(a)(i)) of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8.02(a)(i), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation.  Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 8.02 with respect to such Third Party Claim.

(ii)          If the Indemnifying Party fails to assume the defense of the Third Party Claim within the Dispute Period or fails to prosecute reasonably and diligently or settle the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld).  The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement (subject to the provisions in the first sentence of this Section 8.02(a)(ii)) thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting.  Notwithstanding the foregoing provisions of this Section 8.02(a)(ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 8.02(a)(ii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation.  The Indemnifying Party may participate in, but not control, any defense or settlement (subject to the provisions oin the first sentence of this Section 8.02(a)(ii)) controlled by the Indemnified Party pursuant to this Section 8.02(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

(iii)         If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 8.02, or if the Indemnifying Party fails to deliver a notice to the Indemnified Party within the Dispute Period, then the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Section 8.02 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

(b)         In the event any Indemnified Party has a claim under Section 8.02 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party.  The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby.  If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice, or if the Indemnifying Party fails to deliver a notice to the Indemnified Party within the Dispute Period, then the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 8.02 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand.

(c)         Purchaser shall have the right to set off any amounts Seller owes it under this Section 8.02 against the Holdback.

8.03        Further Assurances; Post-Closing Cooperation.  At any time or from time to time after the Closing Date, upon the reasonable request of the Purchaser, without further consideration, Seller agrees that it shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Assets, and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement and the Operative Agreements.  In addition, each Party agrees to cooperate with the other to the extent that it receives funds that belong to the other.  For example, in the event that Purchaser receives revenues from any contracts assumed hereunder that relate to the period prior to the Closing Date, it shall promptly remit such amounts to Seller.  Similarly, if Seller receives any revenues from the contracts assumed by Purchaser hereunder and that relate to a period subsequent to the Closing Date, Seller shall promptly remit such amounts to Purchaser.

8.04       Taxes.  Seller shall assume and pay all liabilities for sales, use, transfer and other Taxes arising from the transfer of the Assets to Purchaser, other than any income or personal property Taxes of Purchaser associated with the acquisition and/or ownership of the Assets by Purchaser.

8.05       Public Announcements.  Neither Party hereto will issue any press release or make any other public announcement relating to the transactions contemplated by this Agreement without the prior consent of the other Party hereto, except that a Party may make any disclosure required to be made under applicable Law or stock exchange rule if such Party determines in good faith that it is necessary to do so and, if practicable, gives prior notice to the other Party.

ARTICLE IX
RIGHT OF FIRST REFUSAL

In the event that Seller desires to sell any other ATM portfolios (“Other Assets”) during the twelve months following the Closing Date, the following provisions shall apply:

(a)         Before Disposing of any Other Assets, Seller shall deliver to Purchaser a written notice  (the “Transfer Notice”) (A) setting forth Seller’s intention to Dispose of Other Assets (B) identifying such Other Assets to be Disposed of, and (C) providing a copy of a bona-fide third party cash offer for such Other Assets. In connection therewith, Purchaser shall agree to be bound by any applicable confidentiality provisions necessary to provide Purchaser with the information required pursuant to this Article IX.  If Purchaser does not agree to be bound such confidentiality provisions, Purchaser shall be deemed to have waived its right to acquire the Other Assets which are the subject of the Transfer Notice and Seller may proceed to sell the Other Assets in accordance with paragraph (c) below.

(b)         Purchaser shall have the irrevocable and exclusive option, but not the obligation, to purchase the Other Assets to be Disposed of for the price and upon the other terms set forth in the Transfer Notice.  Such option shall be exercised by notifying Seller that Purchaser intends to purchase the Other Assets indentified in the Transfer Notice within ten (10) days (the “Response Period”) of the delivery of the Transfer Notice to Purchaser.  Failure by Purchaser to deliver the notice required by, and within the time frame set forth in, this Article IX shall be deemed an election not to purchase the Other Assets.

9.01       (c)           In the event that Purchaser fails to elect to purchase Other Assets within the Response Period in accordance with Section (b) above, or fails to close within thirty (30) days after the expiration of the Response Period through no fault of Seller, the election, if any, made pursuant to said Section shall, at Seller’s option, be null and void and of no force or effect; whereupon, Seller may Dispose of the Other Assets identified in the Transfer Notice and pursuant to the terms set forth therein, within a period of one hundred and twenty (120) days following the expiration of the Response Period (the “Third Party Closing Date”).  If the proposed Disposition is not completed on or before the Third Party Closing Date, no Disposition of such Other Assets shall be effected except pursuant to a new Transfer Notice and otherwise in accordance with this Article IX.

ARTICLE X
DUE DILIGENCE

From the date hereof through and until the Closing Date, Seller shall afford Purchaser and its representatives reasonable access (during normal business hours) to the books, records, employees, business and affairs of Seller to enable Purchaser to ascertain the financial wherewithal of Seller to satisfy its obligations hereunder (the “Financial Review”).  In addition, Purchaser may contact Kum & Go to ascertain Kum & Go’s intentions to continue the Kum & Go Contract after the Closing, and to confirm that Kum & Go does not intend to take any action, including without limitation, changing any ATM locations to surcharge free locations, that could terminate the Kum & Go Contract or otherwise materially decrease the revenues to be received by Purchaser therefrom (the “Kum & Go Review”).   All information acquired or received by Purchaser and/or its representatives pursuant to this Article X shall be governed by the Confidentiality Agreement between dated October 6, 2011, between the Seller and the Purchaser; provided, however, Purchaser shall not be prohibited from disclosing any information in response to a subpoena or as otherwise required by Law, in each case, to the extent advised by Purchaser’s counsel that such disclosure is required.

ARTICLE XI
DEFINITIONS
11.01      Definitions.  In addition to terms defined elsewhere in this Agreement, the following defined terms have the meanings indicated below:

“Acquisition” means the purchase and sale of the Assets pursuant to this Agreement.

“Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

“Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person having record ownership of ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

“Books and Records” of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and assets and properties of such Person, including without limitation, budgets, pricing guidelines, ledgers, journals, contracts, licenses, customer lists, computer files and programs, retrieval programs and operating data.

“Claim Notice” means written notification pursuant to Section 8.02(a) of a Third Party Claim as to which indemnity under Section 8.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 8.01, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

“Dispose of” or “Disposition” means any sale in exchange for fair value and does not include, by way of example, any transfer by gift, exchange, or return of any item to the manufacturer.

“Dispute Period” means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Indemnified Party” means any Person claiming indemnification under any provision of Article VIII.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VIII, including without limitation a Person against whom a claim is asserted pursuant to Section 8.02.

“Indemnity Notice” means written notification pursuant to Section 8.02(b) of a claim for indemnity under Article VIII by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

“Knowledge” means in the case of an individual that he will be deemed to have Knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter or would be expected to be aware of such fact or matter after due inquiry. When used with respect to the Seller, Knowledge means the Knowledge of Harry Popiel, the Seller’s Chief Executive Officer, and Dale Dentlinger, the Seller’s President.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sales contract, title retention contract or other contract to give any of the foregoing.

“Loss” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

“Operative Agreements” means the other documents and instruments to be executed and delivered by Purchaser and Seller in connection with the transactions contemplated herein.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Purchaser Indemnified Parties” means Purchaser and its officers, directors, employees, agents and Affiliates.

"Resolution Period" means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

“Seller Indemnified Parties” means Seller and its officers, directors, employees, agents and Affiliates.

ARTICLE XII
MISCELLANEOUS
12.01       Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by nationally-recognized overnight courier or by facsimile transmission to the Parties at the following addresses or facsimile numbers:

If to Purchaser, to:

Global Axcess Corp
7800 Belfort Parkway
Suite 165
Jacksonville, FL 32256
Attn:  Michael Loiacono

with a copy to:

Smith, Gambrell & Russell, LLP
50 N. Laura Street
Suite 2600
Jacksonville, Florida 32202
Facsimile No.: (904) 598-6229
Attn: Adam J. Buss, Esq.

If to Seller, to:

Rocky Mountain ATM, Inc.
1485 Florida Road
A-103
Durango, CO  81301
Facsimile No.: (888) 411-1164
Attn: Dale Dentlinger

with a copy to:

Dill Dill Carr Stonbraker & Hutchings, P.C.
455 Sherman Street, Suite 300
Denver, Colorado 80203
Facsimile No.: 303-777-3823
Attn:H. Alan Dill, Esq.

All such notices, requests and other communications will (a) if delivered personally, or by overnight courier to the address as provided in this Section, be deemed given upon delivery, and (b) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, provided that the transmitting Party has received a confirmation sheet indicating a successful transmission.  Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party hereto.

12.02       Entire Agreement.  This Agreement and the Operative Agreements supersede all prior discussions and agreements between the Parties with respect to the subject matter hereof and thereof between the Parties, and contain the sole and entire agreement between the Parties hereto with respect to the subject matter hereof and thereof.

12.03       Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses (including without limitation all broker’s or finder’s fees) incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby.

12.04       Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

12.05       Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto.

12.06        No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VIII.

12.07        No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void, except that after full payment of the Purchase Price, including the Holdback, Purchaser may assign any or all of its rights, interests and obligations hereunder to (i) a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein and in the Operative Agreements or (ii) any post-Closing purchaser of a substantial part of the Assets, provided that any such purchaser agrees in writing to be bound by all of the terms, conditions and provisions contained herein and in the Operative Agreements, but no such assignment shall relieve Purchaser of its obligations hereunder.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and assigns.

12.08       Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

12.09       Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

12.10       Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without giving effect to the conflicts of laws principles thereof.  Any dispute under or relating to this Agreement or the transactions contemplated hereunder may only be brought in the state courts sitting in Duval County, Florida.  Each of the Parties hereto consents to the jurisdiction of such courts and agrees not to raise any defense to the laying of venue therein including, without limitation, the defense of forum non conveniens.

12.11       Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Signatures delivered as facsimiles shall be binding to the same extent as original signatures.

12.12       Dates.  Except where otherwise specifically set forth in this Agreement, any references in this Agreement to days shall refer to calendar days and not business days.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.

GLOBAL AXCESS CORP

By:	/s/ Lock Ireland
	Name:	Lock Ireland
	Title:	Interim co-CEO

ROCKY MOUNTAIN ATM, INC.

By:	/s/ Dale Dentlinger
	Name:	Dale Dentlinger
	Title:	President

List of Exhibits:

Exhibit A:              List of ATM Locations

Exhibit B:              Placed ATMs

Exhibit C:              Telephone Numbers

Exhibit  D              Allocation of Purchase Price

Exhibit E                Form of Transition Services Agreement

Exhibit F                Form of Non-Solicitation Agreement

Exhibit G               Form of Bill of Sale

Exhibit H               Assignment and Assumption Agreement

Schedule 2.03(c) – Notices, Consents and Approvals.

Schedule 3.03(c) – Notices, Consents and Approvals.

Seller’s Officer’s Certificate (Section 4.02)

Seller’s Secretary Certificate (Section 4.04)

Purchaser’s Officer’s Certificate (Section 5.02)

Purchaser’s Secretary Certificate (Section 5.04)